EXHIBIT 4.1.1

TRUST AGREEMENT

This Trust Agreement, dated as of July 11, 2008 (the “Agreement”), is between MACROSHARES HOUSING DEPOSITOR, LLC, a Delaware limited liability company, as depositor (in such capacity, the “Depositor”) and STATE STREET BANK AND TRUST COMPANY, N.A., a national bank chartered by the Office of the Comptroller of the Currency, not in its individual capacity but solely as trustee (the “Trustee”).

In consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

Creation; Governing Law. There is hereby formed a trust (the “Trust”) to be known as the “MacroShares Major Metro Housing Down Trust,” in which name the Trustee may engage in the activities of the Trust, make and execute contracts and other instruments on behalf of the Trust, and sue and be sued. The Trust is formed under the laws of the State of New York and shall be construed in accordance with such law. The parties hereto intend that this Agreement shall constitute the governing instrument of the Trust. Effective as of the date hereof, the Trustee shall have all rights, powers and authority set forth herein and under the laws of the State of New York with respect to accomplishing the purposes of the Trust. The Trustee is authorized to take such actions on behalf of the Trust as the Depositor may direct in writing from time to time. In addition, the Trustee is hereby authorized, instructed and empowered to enter into the Income Distribution Agreement, the Settlement Contracts, the Participants Agreements, the MacroShares Licensing Agreement and any other agreement relating to the powers and purposes of the Trust.

2.

Trust Assets. Each of the Depositor and MacroMarkets LLC hereby assigns, transfers, conveys and otherwise sets over to the Trustee, and the Trustee hereby acknowledges receipt of, immediately available funds in the amount of $500.00, which shall in the aggregate constitute an initial deposit into the Trust of $1,000.00 (the "Initial Deposit"), in exchange for which the Trust will issue 20 founders' shares with a par value of $25 per share to the Depositor and 20 founders’ shares with a par value of $25 per share to MacroMarkets LLC. Such founders’ shares shall constitute the initial capital of the Trust. The Initial Deposit shall be held in trust for the Depositor and MacroMarkets LLC.

3.

Indemnification of Trustee. The Trustee and its directors, shareholders, officers, employees, agents and affiliates shall be indemnified and held harmless by the Depositor with respect to any loss, liability, claim, damage or expense incurred by the Trustee arising out of or in connection with the acceptance or performance by the Trustee of the trusts and duties contained in this Agreement; provided, however, that the Trustee shall not be indemnified or held harmless as to any such loss, liability, claim, damage or expense incurred by reason of its gross negligence, bad faith or willful misconduct.

4.

Resignation or Removal of Trustee. The Trustee may resign at any time by giving two business days’ written notice to the Depositor; the Depositor may remove the Trustee at any time without cause upon two business days’ written notice to the Trustee.

5.

Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

6.

Third Party Beneficiaries. The Depositor and MacroMarkets LLC will be the initial third party beneficiaries of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

MACROSHARES HOUSING DEPOSITOR, LLC
as Depositor

By:	/s/ Samuel Masucci, III
Name: Samuel Masucci, III
Title: Chief Executive Officer

By:	/s/ John A. Flanagan
Name: John A. Flanagan
Title: Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY, N.A.,
not in its individual capacity but solely as Trustee

By:	/s/ James Casey
Name: James Casey
Title: President